Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

Rollins, Inc. Completes Acquisition of Crane Pest Control, Inc.

ATLANTA/SAN FRANCISCO, January 6, 2009 — Rollins, Inc. (NYSE: ROL), a premier North American consumer services company, announced today that it has completed its acquisition of Crane Pest Control, Inc.,

Crane Pest Control, Inc was established in 1930 in San Francisco, Calif..  The Company with annual revenues exceeding $10 million is a leading provider of advanced pest management, serving Northern California and the Reno/Tahoe Basin. Crane Pest Control’s primary service is commercial pest control and its existing business complements the services that Rollins offers through its subsidiary, Orkin.  Following the acquisition, Crane Pest Control will operate independently to preserve its successful brand and loyal customers.

 “Joining Crane with Rollins is a good cultural fit for both companies,” said Harold Stein, president of Crane Pest Control, Inc. and past president of the National Pest Management Association.  “Crane Pest Control is now aligned with one of the premier pest management companies in North America and we look forward to a successful partnership with the Rollins team.”

Glen Rollins, vice president of Rollins, Inc. and president of Orkin, Inc commented, “I’m a long-time admirer of Hal and Vera Stein and their team at Crane. We aim to provide a comfortable home for their extraordinary coworkers and customers.” The purchase of Crane Pest Control represents our second large acquisition in nine months and underscores the outstanding growth prospects available to Rollins.”

About Rollins

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The above release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the successful nature of the Crane Pest Control transaction and the outstanding growth prospects available to Rollins. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.